Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2015

MECHANICSBURG, PENNSYLVANIA — April 30, 2015 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2015.

For the quarter ended March 31, 2015, net operating revenues increased 4.3% to $795.3 million, compared to $762.6 million for the same quarter, prior year.  Income from operations was $79.3 million for the quarter ended March 31, 2015, compared to $78.4 million for the same quarter, prior year.  Net income attributable to Select Medical was $35.1 million for the quarter ended March 31, 2015, compared to $33.0 million for the same quarter, prior year.  Net income attributable to Select Medical for the quarter ended March 31, 2014 includes a loss on early retirement of debt, net of tax, of $1.4 million.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the quarter ended March 31, 2015 increased 2.2% to $98.9 million, compared to $96.8 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table V of this release. Income per common share for the quarter ended March 31, 2015 was $0.27 on a fully diluted basis compared to income per common share of $0.24 for the same quarter, prior year.  Excluding the loss related to the early retirement of debt and the related tax effect, adjusted income per common share was $0.25 per diluted share for the quarter ended March 31, 2014.  There was no loss related to the early retirement of debt during the quarter ended March 31, 2015.  A reconciliation of net income per common share to adjusted income per common share for the quarter ended March 31, 2014 is presented in table VI of this release.

Specialty Hospitals

For the quarter ended March 31, 2015, net operating revenues for the specialty hospital segment increased 6.0% to $598.8 million, compared to $564.6 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment increased 4.7% to $96.5 million for the quarter ended March 31, 2015, compared to $92.2 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 16.1% for the quarter ended March 31, 2015, compared to 16.3% for the same quarter, prior year.  The Adjusted EBITDA results include start-up losses of approximately $5.5 million for the quarter ended March 31, 2015 and $0.8 million for the quarter ended March 31, 2014. Certain specialty hospital key statistics for the quarters ended March 31, 2015 and 2014 are presented in table IV of this release.

Outpatient Rehabilitation

For the quarter ended March 31, 2015, net operating revenues for the outpatient rehabilitation segment decreased 0.7% to $196.4 million, compared to $197.9 million for the same quarter, prior year.  Adjusted EBITDA for the segment increased 5.5% to $22.1 million for the quarter ended March 31, 2015, compared to $21.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.3% for the quarter ended March 31, 2015, compared to 10.6% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the quarters ended March 31, 2015 and 2014 are presented in table IV of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving credit facility.  Select Medical did not repurchase shares during the three months ended March 31, 2015.  Since the inception of the program through March 31, 2015, Select Medical has repurchased 34,891,794 shares at a cost of approximately $301.1 million, or an average price of $8.63 per share, which includes transaction costs.

Dividends

At its meeting on April 28, 2015, Select Medical’s board of directors did not declare a cash dividend due to the capital requirements of the pending Concentra acquisition and other acquisition and development opportunities. It is not known whether future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Pending Concentra Acquisition

Select Medical announced on March 23, 2015 that MJ Acquisition Corporation, a joint venture that Select Medical has created with Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), has entered into a stock purchase agreement, dated as of March 22, 2015 (the “Purchase Agreement”), as buyer with Concentra Inc. (“Concentra”) and Humana Inc. (“Humana”) to acquire all of the issued and outstanding equity securities of Concentra from Humana. Concentra, a subsidiary of Humana, is a national health care company that delivers a wide range of medical services to employers and patients, including urgent care, occupational medicine, physical therapy, primary care, and wellness programs. According to a Concentra press release, Concentra operates more than 300 medical centers and 170 onsite clinics in 40 states.

For all of the outstanding stock of Concentra, MJ Acquisition Corporation has agreed to pay a purchase price of $1.055 billion, subject to adjustments for net working capital and net debt on the closing date.  Should the Purchase Agreement be terminated by Humana under specified conditions, including circumstances where MJ Acquisition Corporation is required to close the transactions under the Purchase Agreement and there is a failure of the debt financing to be funded in accordance with its terms, a reverse termination fee of $60.0 million would be payable to Humana.  Select Medical would be responsible for its pro rata share of the termination fee, based on Select Medical’s ownership interest in MJ Acquisition Corporation.  Select Medical and WCAS own 50.1% and 49.9% common equity interest, respectively, in MJ Acquisition Corporation. The transaction, which is expected to close in the second quarter of 2015, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended.

Business Outlook

Select Medical is reaffirming its prior business outlook, provided most recently in its February 19, 2015 earnings release, for net operating revenues, Adjusted EBITDA and fully diluted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2015 to be in the range of $3.1 billion to $3.2 billion.  Select Medical continues to expect Adjusted EBITDA for the full year 2015 to be in the range of $370.0 million to $385.0 million.  Select Medical continues to expect fully diluted income per common share for the full year 2015 to be in the range of $0.84 to $0.90.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May 1, 2015, at 9:00am EDT. The domestic dial in number for the call is 1-877-546-5020. The international dial in number is 1-857-244-7552. The passcode for the call is 25613587. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 8, 2015. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 42474058. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2015, Select Medical operated 112 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states and 1,028 outpatient rehabilitation clinics in 31 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     our plans and expectations related to the proposed acquisition of Concentra, including our expectations regarding the timing of the closing, expected capital expenditures related to the acquisition, and our ability to realize anticipated synergies;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$762,578	$795,343	4.3%

Costs and expenses:
Cost of services	638,764	664,385	4.0%
General and administrative	18,123	21,675	19.6%
Bad debt expense	11,018	12,670	15.0%
Depreciation and amortization	16,229	17,348	6.9%

Income from operations	78,444	79,265	1.0%

Loss on early retirement of debt	(2,277)	—	N/M
Equity in earnings of unconsolidated subsidiaries	908	2,592	185.5%
Interest expense	(20,616)	(21,388)	3.7%

Income before income taxes	56,459	60,469	7.1%

Income tax expense	22,092	23,184	4.9%

Net income	34,367	37,285	8.5%

Less: Net income attributable to non- controlling interests	1,323	2,222	68.0%

Net income attributable to Select Medical Holdings Corporation	$33,044	$35,063	6.1%

Weighted average shares outstanding(1):
Basic	135,540	127,565
Diluted	135,953	127,872

Income per common share(1):
Basic	$0.24	$0.27
Diluted	$0.24	$0.27

Dividends paid per share	$0.10	$0.10

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $1.0 million and $0.8 million for the three months ended March 31, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 3,642 thousand and 3,233 thousand for the three months ended March 31, 2015 and 2014, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2014	March 31, 2015
Assets

Cash	$3,354	$6,588

Accounts receivable, net	444,269	493,409

Current deferred tax asset	15,991	15,961

Other current assets	64,030	52,093

Total Current Assets	527,644	568,051

Property and equipment, net	542,310	553,870

Goodwill	1,642,083	1,652,005

Other identifiable intangibles	72,519	72,640

Other assets	140,253	140,485

Total Assets	$2,924,809	$2,987,051

Liabilities and Equity

Payables and accruals	$383,550	$381,903

Current portion of long-term debt	10,874	11,060

Total Current Liabilities	394,424	392,963

Long-term debt, net of current portion	1,542,102	1,569,627

Non-current deferred tax liability	109,203	106,702

Other non-current liabilities	92,855	98,245

Total Liabilities	2,138,584	2,167,537

Redeemable non-controlling interests	10,985	11,275

Total equity	775,240	808,239

Total Liabilities and Equity	$2,924,809	$2,987,051

III.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$34,367	$37,285
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions from unconsolidated subsidiaries	—	28
Depreciation and amortization	16,229	17,348
Provision for bad debts	11,018	12,670
Equity in earnings of unconsolidated subsidiaries	(908)	(2,592)
Loss from sale of assets	121	5
Loss on early retirement of debt	2,277	—
Non-cash stock compensation expense	2,155	2,399
Amortization of debt discount, premium and issuance costs	2,051	1,929
Deferred income taxes	57	(2,471)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(87,437)	(61,810)
Other current assets	(3,144)	(5,924)
Other assets	(3,938)	1,663
Accounts payable	4,732	5,332
Accrued expenses	(12,803)	6,757
Income taxes	19,223	24,916
Net cash provided by (used in) operating activities	(16,000)	37,535

Investing activities
Purchases of property and equipment	(27,299)	(27,848)
Investment in businesses	(124)	(1,000)
Acquisition of businesses, net of cash acquired	(375)	(2,686)
Net cash used in investing activities	(27,798)	(31,534)

Financing activities
Borrowings on revolving credit facility	285,000	215,000
Payments on revolving credit facility	(200,000)	(175,000)
Payments on credit facility term loans	(33,994)	(26,884)
Issuance of 6.375% senior notes, includes premium	111,650	—
Borrowings of other debt	6,111	6,582
Principal payments on other debt	(3,067)	(4,584)
Proceeds from (repayment of) bank overdrafts	5,970	(2,821)
Debt issuance costs	(4,434)	—
Dividends paid to common stockholders	(14,056)	(13,129)
Repurchase of common stock	(109,500)	—
Proceeds from issuance of common stock	1,943	489
Tax benefit from stock based awards	—	5
Distributions to non-controlling interests	(1,452)	(2,425)
Net cash provided by (used in) financing activities	44,171	(2,767)

Net increase in cash and cash equivalents	373	3,234

Cash and cash equivalents at beginning of period	4,319	3,354
Cash and cash equivalents at end of period	$4,692	$6,588

Supplemental Cash Flow Information
Cash paid for interest	$14,407	$8,735
Cash paid for taxes	$2,812	$733

IV.  Key Statistics

For the Three Months Ended March 31, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	112
Rehabilitation hospitals (a)	15	17
Total specialty hospitals	125	129

Net operating revenues (,000)	$564,625	$598,781	6.0%

Number of patient days (b)	341,551	352,239	3.1%

Number of admissions (b)	13,941	14,401	3.3%

Net revenue per patient day (b)(c)	$1,539	$1,575	2.3%

Adjusted EBITDA (,000)	$92,150	$96,472	4.7%

Adjusted EBITDA margin	16.3%	16.1%

Outpatient Rehabilitation

Number of clinics — end of period: (d)	1,017	1,028

Net operating revenues (,000)	$197,850	$196,443	(0.7)%

Number of visits (e)	1,174,790	1,236,488	5.3%

Revenue per visit (e)(f)	$104	$103	(1.0)%

Adjusted EBITDA (,000)	$20,989	$22,133	5.5%

Adjusted EBITDA margin	10.6%	11.3%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

V.  Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2014 and 2015

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2014	2015
Net income	$34,367	$37,285
Income tax expense	22,092	23,184
Loss on early retirement of debt	2,277	—
Interest expense	20,616	21,388
Equity in earnings of unconsolidated subsidiaries	(908)	(2,592)
Stock compensation expense:
Included in general and administrative	1,710	1,891
Included in cost of services	445	436
Depreciation and amortization	16,229	17,348
Adjusted EBITDA	$96,828	$98,940

Specialty hospitals	$92,150	$96,472
Outpatient rehabilitation	20,989	22,133
Other (a)	(16,311)	(19,665)
Adjusted EBITDA	$96,828	$98,940

(a)              Other primarily includes general and administrative costs.

VI.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended March 31, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	Per Share (a)	2015	Per Share (a)

Net income attributable to Select Medical Holdings Corporation	$33,044	$0.24	$35,063	$0.27
Earnings allocated to unvested restricted stockholders	(770)	(0.00)	(973)	(0.00)
Net income available to common stockholders	32,274	0.24	34,090	0.27

Adjustment for early retirement of debt:
Loss on early retirement of debt	2,277	0.02	—	—
Estimated income tax benefit (b)	(902)	(0.01)	—	—
Earnings allocated to unvested restricted stockholders	(32)	(0.00)	—	—

Adjusted net income available to common stockholders	$33,617	$0.25	$34,090	$0.27
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.25		$0.27

Weighted average common shares outstanding:
Basic		135,540		127,565
Diluted		135,953		127,872

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.